EXHIBIT  2.4

                                 PROJECT SPIRIT

                                ESCROW AGREEMENT

                                  BY AND AMONG

                                 SPACEDEV, INC.,
                             A COLORADO CORPORATION;

          SCOTT TIBBITTS, AS SHAREHOLDER AGENT FOR THE SHAREHOLDERS OF
                        STARSYS RESEARCH CORPORATION; AND

                   ZIONS FIRST NATIONAL BANK, AS ESCROW AGENT


                                JANUARY 31, 2006

                                      PAGE


                                ESCROW AGREEMENT

     THIS  ESCROW  AGREEMENT  (this  "AGREEMENT") is made and entered into as of
January 31, 2006, by and among (i) SpaceDev, Inc., a Colorado corporation (together with its successors and permitted assigns, "SPACEDEV"), (ii) Scott Tibbitts, an individual resident of the State of Colorado, as shareholder agent (in such capacity, together with any successors in such capacity, the "SHAREHOLDER AGENT") for the shareholders of Starsys Research Corporation, a Colorado corporation ("STARSYS") listed from time to time on Exhibit A hereto (the "SHAREHOLDERS"), and (iii) Zions First National Bank, a national banking association, as securities intermediary and escrow agent (in such capacity, the "ESCROW AGENT"). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined in the recitals below).

                                 R E C I T A L S
                                 ---------------

     WHEREAS, SpaceDev, its wholly-owned subsidiary, Monoceros Acquisition Corp., a Colorado corporation ("MERGER SUB"), Starsys, the Shareholder Agent and certain other parties made and entered into that certain Agreement and Plan of Merger and Reorganization as of October 24, 2005 (as amended, modified or supplemented from time to time, the "MERGER AGREEMENT");

     WHEREAS, the Merger Agreement provides for the merger of Starsys with and into Merger Sub, with Merger Sub as the surviving company and a wholly-owned subsidiary of SpaceDev (the "MERGER");

     WHEREAS, pursuant to the Merger, all outstanding capital stock of Starsys may be exchanged for cash and shares of common stock, par value $.001, of SpaceDev (the "SPACEDEV COMMON STOCK"), and other consideration, subject to the terms and conditions set forth in the Merger Agreement;

     WHEREAS, Section 2.17 and ARTICLE VII of the Merger Agreement provide that a separate escrow account (the "ESCROW ACCOUNT") shall be established for the purpose of securing the indemnification obligations of the Shareholders set forth in Article VII of the Merger Agreement;

     WHEREAS, Section 2.18, Section 7.2(e) and ARTICLE VII of the Merger Agreement provide that a separate escrow account (the "EXPENSE FUND") shall be established for the purpose of paying the out-of-pocket fees and expenses, including independent accounting firm fees and attorneys' fees, reasonably incurred by the Shareholder Agent in connection with performing and exercising its duties, rights and responsibilities under the Merger Agreement on behalf of the Shareholders;

     WHEREAS, simultaneously with the effectiveness of this Agreement, SpaceDev shall deliver to the Escrow Agent, on behalf of the Shareholders, shares of SpaceDev Common Stock as provided in Section 1, which shares shall be deposited in the Escrow Account and the Expense Fund (as the same may be supplemented or reduced from time to time as provided in this Agreement);

     WHEREAS, the Escrow Agent desires to act as the escrow agent as provided in this Agreement; and

     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such Escrow Account and Expense Fund shall be established and maintained.


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                                A G R E E M E N T
                                -----------------

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.     Commencement  of  Duties;  Escrow  Account;  Expense  Fund.

     1.1 Commencement of Duties. Upon receipt by the Escrow Agent of the shares of SpaceDev Common Stock provided in Section 1.2 and Section 1.3, (i) the Escrow Agent shall deliver a notice to SpaceDev and to the Shareholder Agent acknowledging such receipt, and (ii) the Escrow Agent shall hold any Escrow Cash (defined below), the Escrow Shares (defined below) and the Expense Shares (defined below) in escrow pursuant to the terms of this Agreement. The Escrow Agent shall hold and safeguard the Escrow Account and the Expense Fund during the Escrow Period (defined below), shall treat such accounts as trust funds in accordance with the terms of this Agreement and not as the property of the Exchange Agent, SpaceDev, the Shareholders or the Shareholder Agent and shall hold and dispose of the cash and shares in the Escrow Account and the Expense Fund only in accordance with the terms set forth in this Agreement.

     1.2 Initial Share Deposits. Simultaneously with the effectiveness of this Agreement, SpaceDev shall deliver to the Escrow Agent, on behalf of the Shareholders and for the benefit of the Parent Indemnified Parties, including as beneficiaries and secured parties, (i) stock certificates evidencing the number of shares of SpaceDev Common Stock as determined in accordance with Section 2.17(a) of the Merger Agreement, issued in the name of the Escrow Agent, in its capacity as escrow agent hereunder, or its nominee and containing the restrictive legend set forth on Exhibit C, for deposit in the Escrow Account as security for the Parent Indemnified Parties, as further provided herein; and
(ii) stock certificates evidencing the number of shares of SpaceDev Common Stock as determined in accordance with Section 2.18(a) of the Merger Agreement, issued in the name of the Escrow Agent, in its capacity as escrow agent hereunder, or its nominee and containing the restrictive legend set forth on Exhibit C, for deposit in the Expense Fund for the payment of certain fees and expenses of the Shareholder Agent, as further provided herein. The shares of SpaceDev Common Stock held in the Escrow Account from time to time shall collectively be referred to as the "ESCROW SHARES," and the shares of SpaceDev Common Stock held in the Expense Fund from time to time shall be referred to as the "EXPENSE SHARES".

     1.3 SubsequentShareDeposit. If any Performance Consideration is payable for the fiscal year ended December 31, 2005, SpaceDev shall deliver to the Escrow Agent, on behalf of the Shareholders and for the benefit of the Parent
Indemnified Parties, including as beneficiaries and secured parties, stock certificates evidencing the number of shares of SpaceDev Common Stock as determined in accordance with Section 2.17(a) of the Merger Agreement, issued in the name of the Escrow Agent, in its capacity as escrow agent hereunder, or its nominee and containing the restrictive legend set forth on Exhibit C, for deposit in the Escrow Account as security for the Parent Indemnified Parties, as further provided herein. Upon receipt of such certificate by the Escrow Agent, the Escrow Agent shall deposit such certificate in the Escrow Account and the shares of SpaceDev Common Stock evidenced thereby shall constitute Escrow Shares.

     1.4 Investment of Escrow Cash. Upon receipt of any cash, including upon the sale or liquidation of, or the declaration of any cash dividend or distribution in respect of, any Escrow Shares or Expense Shares (any such cash, the "ESCROW CASH"), the Escrow Agent shall invest and re-invest such cash in the Dreyfus Treasury Cash Management Money Market (Participant Shares) (the "FUND"), or such other fund or other investment supported or maintained by the Escrow Agent as the Shareholder Agent may designate from time to time with the consent of SpaceDev (such consent not to be unreasonably withheld) and the Escrow Agent (the "PERMITTED INVESTMENTS"). Any interest earnings from any Permitted Investment shall be credited upon receipt by the Escrow Agent to the Escrow Fund or the Expense Fund, as applicable. SpaceDev and the Shareholder Agent each hereby acknowledges (i) receipt of a prospectus for the Fund, which describes the fees paid to Zions First National Bank for servicing the Fund and which states that it is not an FDIC insured bank deposit, is not an obligation of or guaranteed by the Escrow Agent and may involve investment risk, including loss of principal, and (ii) that pursuant to national banking regulations, it has been informed that it is entitled to receive separate written notification of every security transaction effected for the Escrow Account and Expense Fund and wishes to waive receipt of such notification in view of the inclusion of such information in the transaction statements to be provided to it by the Escrow Agent.

     1.5 ShareDividends, Etc. Any shares of SpaceDev Common Stock or other equity securities issued or distributed by SpaceDev (including shares issued in connection with a stock split or other reclassification) ("NEW SHARES") in respect of Escrow Shares or Expense Shares that have not been released from the Escrow Account or Expense Fund, as the case may be, shall be added to the Escrow Account or Expense Fund, as the case may be, and become a part thereof, and shall be considered Escrow Shares or Expense Shares, as the case may be, for all purposes of this Agreement. New Shares issued in respect of shares of SpaceDev Common Stock that have been paid or released from the Escrow Account or Expense Fund shall not be added to the Escrow Account or Expense Fund, as the case may be, but shall be distributed to the record holders thereof.

     1.6 Voting of Shares. The Shareholders shall be entitled to vote their respective pro rata portion of Escrow Shares and Expense Shares, based on their respective percentage interest as set forth on Exhibit A. SpaceDev shall deliver any communications it distributes to its shareholders qua shareholders, including notices of meetings, annual reports and proxy statements, to the Shareholder Agent at the time such communications are delivered to its other shareholders. The Shareholder Agent shall deliver such communications to the respective Shareholders and, in accordance with the instructions received from the Shareholders, direct the Escrow Agent in writing as to the exercise of voting rights pertaining to the Escrow Shares and Expense Shares as to which such voting instructions have been received, and not to act with respect to any Escrow Shares and Expense Shares for which no or invalid instructions have been received from any Shareholders, and the Escrow Agent shall comply with any such written instructions from the Shareholder Agent. To the extent of the absence of such instructions from the Shareholder Agent, the Escrow Agent shall not vote any of the Escrow Shares or Expense Shares. Beyond the delivery of SpaceDev proxies or consents to the Shareholders as aforesaid, the Shareholder Agent shall have no obligation to solicit consents or proxies from the Shareholders for purposes of any such vote.

     1.7 Issued and Outstanding. The Escrow Shares and Expense Shares shall appear as issued and outstanding shares on the books and records of SpaceDev.

     1.8 Transferability of Interests by Shareholders. The interests of the Shareholders in the Escrow Account, or any Escrow Cash, Escrow Shares, Permitted Investments or other assets from time to time held therein, may not be sold, assigned or otherwise Transferred, other than strictly in accordance with the limited exceptions provided in Section 2.21 of the Merger Agreement. The applicable Shareholder, or any party hereto who has actual notice of, any such permitted sale, assignment or other Transfer shall promptly provide notice to the Escrow Agent, Shareholder Agent and SpaceDev thereof, and no such sale, assignment or other Transfer shall be valid or effective until such notice has been duly provided.

     1.9 Transferability of Escrow Shares and Expense Shares. Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, during the period commencing on the Closing Date and ending 270 calendar days thereafter, no Escrow Share or Expense Share may be released or otherwise Transferred, except for (i) Escrow Shares owing to SpaceDev pursuant to Section 2.5, or (ii) with the written consent of SpaceDev (which consent may be denied in SpaceDev's sole and absolute discretion). Any claims to Escrow Shares arising during such period not subject to either foregoing exception shall be paid upon the expiration of such period.

     2.  Escrow  Account.

     2.1 Escrow Period. The Escrow Agent shall establish the Escrow Account immediately upon the effectiveness of this Agreement, and will terminate the Escrow Account at 5:00 p.m., Pacific time, on the date (the "EXPIRATION DATE") that is ten (10) days after the date of the audit opinion for the Starsys financial statements for fiscal year 2006 specified in Section 2.17(b) of the Merger Agreement, as notified to the Escrow Agent by SpaceDev (it being agreed that SpaceDev shall promptly notify the Escrow Agent of the date of such audit opinion) (such period of time, the "ESCROW PERIOD"); provided, however, that if SpaceDev notifies the Escrow Agent that any Parent Indemnified Party has made a claim under Article VII of the Merger Agreement prior to the Expiration Date which claim has not yet been fully and finally resolved and settled on the Expiration Date (an "UNRESOLVED CLAIM"), the Escrow Period shall be extended, and the termination of the Escrow Account delayed, until the earlier to occur of
(i) the date SpaceDev notifies the Escrow Agent that to the best of its knowledge each Unresolved Claim has been fully and finally resolved, settled and satisfied (it being agreed that upon such full and final resolution, settlement and satisfaction, SpaceDev shall promptly notify the Escrow Agent thereof), and
(ii) the date no Escrow Cash or Escrow Shares remain in or are due to the Escrow Account.

     2.2 Funding. The Escrow Agent shall deposit cash (if any) and shares of SpaceDev Common Stock in the Escrow Account as provided in Section 1.

     2.3 Use of Account. The Shareholders have agreed to indemnify, defend and hold harmless SpaceDev and its Representatives and Affiliates (including the Surviving Corporation) (collectively, the "PARENT INDEMNIFIED PARTIES") in
Section 7.2(a) of the Merger Agreement from and against any Losses, as set forth in Article VII of the Merger Agreement. The Shareholder Agent, on behalf of the Shareholders, expressly agrees, and by virtue of the approval of the Merger and the Merger Agreement each Shareholder agrees and consents, that the Escrow Cash, Escrow Shares, Permitted Investments and any other assets held in the Escrow Account (i) shall be available to satisfy, including as security for, such indemnity obligations, subject to the limitations and in the manner provided for in this Agreement, and (ii) are subject to release and payment to SpaceDev or other Parent Indemnified Parties upon the terms and subject to the conditions set forth herein and in the Merger Agreement. The Escrow Agent shall establish and maintain the Escrow Account solely for the purpose of satisfying the indemnification obligations of the shareholders of Starsys under the Merger Agreement (but not the indemnification obligations which apply solely to the Key Shareholders under Section 7.2(b) of the Merger Agreement) and distributing any assets remaining in the Escrow Account upon the termination thereof to the Shareholders.

     2.4 Claims. The Escrow Agent shall pay claims from the Escrow Account to satisfy a claim of a Parent Indemnified Party only upon receipt of: (i) joint instructions executed by SpaceDev and the Shareholder Agent; (ii) a final written decision of an arbitrator submitted by SpaceDev on behalf of the applicable Parent Indemnified Party, or (iii) a final non-appealable order of a court of competent jurisdiction submitted by SpaceDev on behalf of the applicable Parent Indemnified Party; in each case containing instructions to the Escrow Agent concerning the release of assets from the Escrow Account (including the name of the payee and the amount of the payment). Upon payment in full of a claim so received pursuant to Section 2.5, the Escrow Agent may deem such claim finally resolved, settled and satisfied for purposes of this Agreement. In the event there are insufficient assets to pay the claims of all Parent Indemnified

Parties, the claims made by SpaceDev shall be satisfied first and all other claims shall be satisfied on a pro rata basis from the remaining assets.

     2.5 Payments from Escrow Account. In the event any Parent Indemnified Party is entitled to payment on a claim from the Escrow Account, the Escrow Agent shall make such payment:

     (a)  first,  out  of  any  Escrow  Cash  then  held  in the Escrow Account,

     (b) second, upon the written request of SpaceDev, out of cash received upon the liquidation of any Permitted Investments or other assets (other than Escrow Shares) then held in the Escrow Account; and

     (c) finally, subject to Section 1.9, out of the Escrow Shares by delivering to such Parent Indemnified Party a number of Escrow Shares from the Escrow Account having a value equal to the remaining amount of the payment due, with such shares being valued at the per-share value calculated pursuant to Section 2.4(b) or Section 2.4(c), as applicable, of the Merger Agreement at the time of issuance thereof (it being agreed that claims against Escrow Shares shall be satisfied against Escrow Shares in the order deposited in the Escrow Account).

Any distribution of Escrow Cash or Escrow Shares to a Parent Indemnified Party pursuant to this Section 2 shall be deemed paid by the Shareholders on a pro rata basis, calculated in accordance with the percentages set forth opposite the respective Shareholder names on Exhibit A.

     2.6     Release.

     (a) During the ten business days prior to the Expiration Date, the Escrow Agent may liquidate Permitted Investments and other assets (other than Escrow Shares) held therein so that no Permitted Investments shall remain in the Escrow Account or Expense Fund on the Expiration Date. On the Expiration Date, or as soon as reasonably practicable thereafter, subject to the proviso to this sentence, Section 2.10 and Section 5.11, the Escrow Agent shall distribute all of the Escrow Cash, Escrow Shares and other assets then held in the Escrow Account to the Shareholders pursuant to Section 2.7; provided, however, that if the Escrow Period is being extended pursuant to Section 2.1 due to one or more Unresolved Claims, the Escrow Agent shall retain in the Escrow Account, for the benefit of the applicable Parent Indemnified Parties, an aggregate amount of Escrow Cash, Escrow Shares and other assets equal in value to the maximum aggregate claimed amount of all Unresolved Claims (as notified to the Escrow Agent by SpaceDev).

     (b) If the Escrow Period has been extended due to one or more Unresolved Claims, then during the ten business days prior to the expiration of the Escrow Period, the Escrow Agent may liquidate all Permitted Investments and other assets (other than Escrow Shares) held therein so that no Permitted Investments shall remain in the Escrow Account or Expense Fund upon the expiration of the Escrow Period. Upon the expiration of the Escrow Period, or as soon as reasonably practicable thereafter, subject to Section 2.10 and Section 5.11, the Escrow Agent shall distribute all of the Escrow Cash, Escrow Shares and other assets then held in the Escrow Account to the Shareholders pursuant to Section 2.7.

     2.7 Distribution. Any distribution of all or a portion of the Escrow Cash or the Escrow Shares to the Shareholders pursuant to Section 2.6 shall be distributed to the pre-Merger shareholders of Starsys on a pro rata basis in accordance with the percentages set forth opposite such shareholders' respective names on Exhibit A; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Cash and Escrow Shares otherwise distributable to any such shareholder who has not, according to a written notice provided by SpaceDev to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement its stock certificates formerly representing Company Common Stock (or delivered the affidavit and bond, if any, specified in Section 2.10(e) of the Merger Agreement). Any such withheld Escrow Cash or Escrow Shares shall be delivered to SpaceDev promptly after the expiration of the Escrow Period, and shall be delivered by SpaceDev to the shareholders to whom such Escrow Cash or Escrow Shares would have otherwise been distributed upon surrender of their certificates representing Company Common Stock (or delivery of such affidavit and bond, if any). The Escrow Agent shall distribute Escrow Cash and Escrow Shares to the respective Shareholders by mailing a check representing the funds, or directing the transfer agent for the SpaceDev common stock to deliver a stock certificate representing such Escrow Shares, due to such Shareholder at its address shown on Exhibit A. No fractional Escrow Shares shall be distributed to the Shareholders pursuant to this Agreement and, upon notification of a permitted distribution to the Shareholders, SpaceDev shall provide, or cause its transfer agent to provide, share certificates evidencing a number of shares that each Shareholder shall receive rounded up to the nearest whole number of shares.

     2.8 Securities Accounts. The Escrow Account shall be a "securities account" (as defined in Section 8501 of the California Commercial Code).

     2.9 Calculations. Notwithstanding anything herein to the contrary, the Person requesting a distribution shall make any and all calculations required to be made pursuant to this Section 2, including the value of the Escrow Shares, and certify the same to the Escrow Agent.

     2.10 Key Shareholder Claims. In addition to the indemnification obligations applicable to all Shareholders, as set forth in Section 2.3, the Key Shareholders have additionally agreed to indemnify, defend and hold harmless the Parent Indemnified Parties in Section 7.2(b) of the Merger Agreement from and against any Losses, as set forth in Article VII of the Merger Agreement. In the event that the Escrow Agent is authorized to pay or disburse any Escrow Cash, Escrow Shares or other assets to any Key Shareholder in accordance with the terms hereof, the Escrow Agent shall use such Escrow Cash, Escrow Shares or other assets to satisfy a claim of a Parent Indemnified Party against such Key Shareholder, but only upon the receipt of any of the following prior to the payment or disbursement thereof: (i) joint instructions executed by SpaceDev and such Key Shareholder; (ii) a final written decision of an arbitrator submitted by SpaceDev on behalf of the applicable Parent Indemnified Party, or (iii) a final non-appealable order of a court of competent jurisdiction submitted by SpaceDev on behalf of the applicable Parent Indemnified Party; in each case containing instructions to the Escrow Agent concerning the payment of such Escrow Cash, Escrow Shares or other assets (including the name of the payee and the amount of the payment).

     3.     Expense  Fund.

     3.1 Escrow Period. The Escrow Agent shall establish the Expense Fund immediately upon the effectiveness of this Agreement, and shall terminate the Expense Fund at 5:00 p.m., Pacific time, upon notification to the Escrow Agent from the Shareholder Agent, which the Shareholder Agent shall provide upon the latest to occur of (i) the final determination of the Performance Consideration (if any) for the final Performance Period, (ii) the termination of the Escrow Account, and (iii) the full and final resolution, settlement and satisfaction of any pending claim for indemnification under Article VII of the Merger Agreement; provided, however, that the Shareholder Agent may terminate the Expense Fund at any earlier time by written notice to the Escrow Agent and SpaceDev.

     3.2 Funding. The Escrow Agent shall deposit shares of SpaceDev Common Stock in the Expense Fund from the Escrow Account as provided in Section 1.

     3.3 Use of Fund. The Shareholders have agreed to pay certain out-of-pocket costs and expenses of the Shareholder Agent in Section 7.2(e) and Section 2.18 of the Merger Agreement. By virtue of the approval of the Merger and the Merger Agreement the Shareholders each agrees and consents that the Escrow Cash, Expense Shares, Permitted Investments and any other assets held in the Expense Fund (i) shall be used for such payment obligations, subject to the limitations and in the manner provided for in this Agreement, and (ii) are subject to release and payment to the Shareholder Agent upon the terms and subject to the conditions set forth herein. The Escrow Agent shall establish and maintain the Expense Fund solely for the purposes of paying the out-of-pocket fees and expenses, including independent accounting firm fees and attorneys' fees, reasonably incurred by the Shareholder Agent in connection with performing and exercising its duties, rights and responsibilities under this Agreement and the Merger Agreement on behalf of the Shareholders and distributing any remaining assets in the Expense Fund upon the termination thereof to the Escrow Account.

     3.4 Claims. The Escrow Agent shall pay claims from the Expense Fund to satisfy a claim of the Shareholder Agent only upon receipt of a certification from the Shareholder Agent that such funds shall be used strictly in accordance with the terms and provisions of this Agreement and Section 2.18 of the Merger Agreement.

     3.5 Payments from Escrow Account. In the event the Shareholder Agent is entitled to payment for fees or expenses from the Expense Fund, the Escrow Agent shall make such payment:

     (a)  first,  out  of  any  Escrow  Cash  then  held  in  the  Expense Fund,

     (b) second, upon the written request of the Shareholder Agent, out of cash received upon the liquidation of any Permitted Investments or other assets (other than Expense Shares) then held in the Expense Fund; and

     (c) finally, subject to Section 1.9, out of the Expense Shares by delivering to the Shareholder Agent a number of Expense Shares from the Expense Fund having a value equal to the remaining amount of the payment due, with such shares being valued at the Twenty Day VWAP of such shares on the Trading Day next preceding the date of delivery of such Expense Shares.

Any distribution of Escrow Cash or Expense Shares to the Shareholder Agent pursuant to this Section 3 shall be deemed paid by the Shareholders on a pro rata basis, calculated in accordance with the percentages set forth opposite the respective Shareholder names on Exhibit A.

     3.6     Release.  Upon  the  termination  of  the  Expense Fund pursuant to
Section 3.1, or as soon as reasonably practicable thereafter, the Escrow Agent shall transfer all of the Escrow Cash and Expense Shares then held in the Expense Fund to the Escrow Account, whereupon such Expense Shares shall become Escrow Shares and such Escrow Cash and Escrow Shares shall become subject to
Section  2.

     3.7 Calculations. Notwithstanding anything herein to the contrary, the Shareholder Agent shall make any and all calculations required to be made pursuant to this Section 3, including the value of the Expense Shares, and certify the same to the Escrow Agent.

     4.  Shareholder  Agent.

     4.1 Appointment. The approval of the Merger and the approval and adoption of the Merger Agreement by the shareholders of Starsys constitutes, without any further action on the part of any such shareholders, (i) the appointment by each of the Shareholders of the Shareholder Agent to act as their agent, for and on their behalf, (ii) the consent to and authorization of the Shareholder Agent to take or fail to take any and all actions and to make or fail to make any and all decisions required or permitted to be taken by it under this Agreement or the Merger Agreement, and (iii) the consent to, and approval of, this Agreement. As evidenced by the execution of this Agreement by the Shareholder Agent, the Shareholder Agent hereby accepts such appointment as shareholder agent to act on behalf of the Shareholders with respect to the matters contemplated by this Agreement or the Merger Agreement.

     4.2 Rights and Duties. The Shareholder Agent shall serve as the exclusive representative and agent for the Shareholders in relation to or in connection with this Agreement, the Merger Agreement and the Transactions, including: (i) to provide and receive notices and communications; (ii) to agree to, negotiate, enter into settlements and compromises of, make claims and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims made or any other action to be taken by or on behalf of any Shareholders under Article VII of the Merger Agreement or this Agreement; (iii) to deposit and withdraw funds into and from the Expense Fund consistent with Section 3;
(iv) to use the Escrow Cash, Escrow Shares and other assets held in the Escrow Account to satisfy the claims of Parent Indemnified Parties under Article VII of the Merger Agreement in the manner set forth therein and in this Agreement; and
(v) to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of any of the foregoing.

     4.3 Resignation and Removal. The Shareholder Agent may resign at any time by written notice to SpaceDev and the Escrow Agent effective not earlier than twenty days after receipt thereof by SpaceDev and the Escrow Agent, and the Shareholder Agent may be removed at any time by written notice signed by Shareholders holding not less than a majority of the shares of Starsys outstanding immediately preceding the Merger, as evidenced by Exhibit A, effective not earlier than ten days after receipt thereof by SpaceDev and the Escrow Agent.

     4.4 Successors. The Shareholders shall have the sole responsibility and duty to appoint a successor Shareholder Agent. The Shareholders may appoint a new or substitute Shareholder Agent in a written instrument delivered to SpaceDev and the Escrow Agent; provided that such successor Shareholder Agent
(A) (i) is a Key Shareholder, or (ii) was a director or officer of Starsys or is a director or officer of the Surviving Corporation, or (B) is reasonably acceptable to SpaceDev. Such instrument shall (1) represent and warrant that (A) it is signed by Shareholders holding not less than a majority of the shares of Starsys outstanding immediately preceding the Merger, and (B) the successor Shareholder Agent is qualified to act as such, (2) irrevocably appoint the successor Shareholder Agent (including its successors hereunder) as the exclusive agent and representative of the Shareholders in relation to or in connection with this Agreement, the Merger Agreement and the Transactions, (3) be countersigned by such successor Shareholder Agent, accepting such appointments and agreeing to be fully bound by the duties and obligations, and to exercise the rights and powers, of the Shareholder Agent under this Agreement and the Merger Agreement, and (4) otherwise be in form and substance reasonably satisfactory to SpaceDev. SpaceDev shall be under no obligation whatsoever to investigate the accuracy of any representation made in such written instrument and shall be fully protected in relying on the accuracy thereof, irrespective of any notice by any Person other than the Shareholder Agent or Starsys to the contrary. If the Shareholders shall have failed to appoint a successor Shareholder Agent within ten days of the resignation or removal of the Shareholder Agent as provided in this Section 4.4, SpaceDev may petition any court of competent jurisdiction for the appointment of a successor Shareholder Agent or for other appropriate relief, with due regard to the qualifications for a successor Shareholder Agent specified in the proviso to the first sentence of this Section 4.4, and any such resulting appointment shall be binding upon all of the parties hereto and beneficiaries hereof. If at any time there is no Shareholder Agent, SpaceDev or the Escrow Agent may in its sole discretion, but shall not be obligated to, serve notices on all Shareholders at the address of such Shareholders appearing on Exhibit A, and such service shall be deemed notice for all purposes hereof, but shall under no circumstances be obligated to accept any notices from, or to negotiate with, any Shareholders.

     4.5 Exculpation. The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment.

     4.6 Actions of the Shareholder Agent. A decision, act, omission, consent or instruction of the Shareholder Agent in relation to any matter referred to in this Agreement or Article VII of the Merger Agreement shall constitute a decision, omission, act, consent or instruction for all of the Shareholders, and shall be final, binding and conclusive upon each and every Shareholder, and SpaceDev may, without inquiry, conclusively rely upon any such decision, act, omission, consent or instruction of the Shareholder Agent as being the decision, act, omission, consent or instruction of every Shareholder. SpaceDev and the Escrow Agent each is hereby relieved from any liability to any Person for any acts done by them in accordance with or in reliance upon any decision, act, omission, consent or instruction of the Shareholder Agent; provided, however, that if SpaceDev has in fact received a valid written notice of the appointment of a successor Shareholder Agent, upon the effectiveness of such appointment, SpaceDev, and upon notification of such successor Shareholder Agent from SpaceDev, the Escrow Agent, and the Shareholders shall be obligated to recognize, and shall be able to so rely only upon the decisions, acts, omissions, consents and instructions of, such successor Shareholder Agent as the Shareholder Agent for all purposes under this Agreement and the Merger Agreement. Neither SpaceDev nor the Escrow Agent shall incur any liability to any Person with respect to any action taken or suffered by it in reliance on the Shareholder Agent as aforesaid.

     4.7 Expenses. The reasonable out-of-pocket fees and expenses incurred by the Shareholder Agent while acting on behalf of the Shareholders under the agency granted and appointments made, or deemed granted or made, in Article VII of the Merger Agreement and in this Section 4 shall be paid from the Expense Fund pursuant to Section 3.

     4.8 Bond; Compensation. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive any compensation for its services.

     5.  Escrow  Agent.

     5.1 Appointment and Acceptance. SpaceDev and the Shareholder Agent hereby appoint the Escrow Agent as escrow agent in relation to or in connection with this Agreement and the Merger Agreement. The approval of the Merger and the approval and adoption of the Merger Agreement by the shareholders of Starsys constitutes, without any further action on the part of any such shareholders, the consent and authorization of each of such shareholders for the Escrow Agent to act as the escrow agent pursuant to the terms and provisions hereof. The Escrow Agent hereby accepts such appointments.

     5.2 Duties. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions that the Escrow Agent may receive from SpaceDev and the Shareholder Agent from time to time as provided herein, upon which instructions the Escrow Agent may conclusively rely. Without limiting the generality of the foregoing, and except for the definitions of certain defined terms as provided in the preamble hereto, the Escrow Agent shall not be responsible for reviewing, complying with, ensuring compliance with, or having an understanding of, the Merger Agreement, and shall have no obligations, duties or liabilities thereunder; and any reference to the Merger Agreement herein is solely for the purpose of referencing the respective obligations, duties, liabilities, rights and privileges of SpaceDev, the Shareholder Agent and the pre-Merger shareholders of Starsys.

     5.3 Compliance with Orders, Etc. The Escrow Agent is authorized to comply with and obey orders, awards, judgments or decrees of any court of law or arbitration tribunal, notwithstanding any notices, warnings or other communications from any party hereto or any other Person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or arbitration tribunal, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     5.4 Additional Instructions. The Escrow Agent may from time to time request further information, instructions or direction from SpaceDev or the Shareholder Agent, as the case may be, as it reasonably deems necessary in the performance of its duties hereunder, and SpaceDev or the Shareholder Agent, as applicable, shall use their commercially reasonable efforts promptly to provide such information, instructions or direction, upon which the Escrow Agent may conclusively rely.

     5.5 Limitation of Liability. In performing any duties hereunder, the Escrow Agent shall not be liable to any party hereto for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that the Escrow Agent in good faith believes to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel (whether such counsel will be regularly retained or specifically employed) in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party hereto or beneficiary hereof. The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT'S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     5.6 Disputes. If any controversy arises between the parties to this Agreement, or with any other Person, concerning the subject matter of this Agreement, the Escrow Agent shall not be required to determine the controversy or to take any action regarding it. Furthermore, the Escrow Agent may file an action of interpleader requiring the parties hereto to answer and litigate any claims and rights amongst themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents, the Escrow Cash, the Escrow Shares, the Expense Shares or any Permitted Investments or other assets being held in the Escrow Account or Expense Fund; provided, however, that all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action shall be reimbursed equally by the Shareholders (subject to Section 5.12), on the one hand, and SpaceDev, on the other hand, it being agreed and understood that the Escrow Agent shall have a prior lien upon the Escrow Cash and the Escrow Shares with respect to its costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action, superior to the interests of any other Person. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement, except for any liability for obligations or acts or omissions that have already occurred, and only to the extent set forth herein.

     5.7 Indemnification. SpaceDev and the Shareholders (subject to Section 5.12), and their respective successors and assigns, shall jointly and severally indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, attorneys fees and disbursements, that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement. Such indemnification shall survive the resignation or removal of the Escrow Agent, or the termination of this Agreement.

     5.8 Resignation and Removal. The Escrow Agent may resign at any time upon thirty days written notice to SpaceDev and the Shareholder Agent, and the duties of the Escrow Agent shall terminate at the time specified in such notice (but not less than thirty days after delivery to SpaceDev). The Escrow Agent may be removed at any time by notice from SpaceDev, and the duties of the Escrow Agent shall terminate at the time specified in such notice. Upon the termination of its duties hereunder, the Escrow Agent shall promptly deliver the balance of the cash, shares or other assets, and any documentation or notices relating to the Escrow Account, Expense Fund or this Agreement, then in its possession to a successor escrow agent, as identified by a written notice delivered by SpaceDev to the Escrow Agent.

     5.9 Successors. SpaceDev may appoint the successor escrow agent (i) without the consent of the Shareholder Agent if such successor is a commercial bank organized under the laws of the United States of America, or any State thereof, having an aggregate capital and surplus in excess of $50,000,000 and being a "securities intermediary" for purposes of the applicable Uniform Commercial Code, or (ii) with the consent of the Shareholder Agent (which the Shareholder Agent may not unreasonably withhold, delay or condition). If SpaceDev shall have failed to appoint a successor escrow agent prior to the termination of the Escrow Agent's duties as provided in this Section 5.8, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, with due regard to the qualifications for a successor escrow agent specified in clause (i) next preceding, and any such resulting appointment shall be binding upon all of the parties hereto and beneficiaries hereof. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties (but not accrued liabilities) of the predecessor escrow agent as if originally named as escrow agent. Upon resignation in accordance with this
Section 5.8, the Escrow Agent shall be discharged from any further duties and liability under this Agreement, except for any liability for obligations or acts or omissions that have already occurred, and only to the extent set forth herein.

     5.10 Fees. All fees of the Escrow Agent for performance of its duties under this Agreement shall be paid by SpaceDev.

     5.11 Set-Off. In the event that the Escrow Agent is authorized to make disbursements to any party to or beneficiary of this Agreement pursuant to and in accordance with the terms of this Agreement, and fees and expenses are due and payable to the Escrow Agent pursuant to the terms of this Agreement by the party or beneficiary receiving such disbursement, the Escrow Agent is hereby authorized to offset such amounts due and payable to it against such disbursement to such party or beneficiary.

     5.12 Shareholder Payments. The obligations of the Shareholders to make payments to the Escrow Agent hereunder, other than pursuant to Section 6 (as to which the limitations of this Section 5.12 shall not apply), shall be limited to the assets held in the Escrow Account. If such assets shall be insufficient to pay the fees of or other amounts due to the Escrow Agent hereunder, SpaceDev shall make such payments on behalf of the Shareholders (it being understood that SpaceDev shall have the right to recover one-half of such payment from the Key Shareholders).

     6. Tax Matters. The Escrow Agent shall be responsible for reporting any interest earned, as of each calendar year-end, on the Escrow Cash or Permitted Investments, or any cash dividends or other distributions made in respect of the Escrow Shares or Expense Shares, to the IRS, whether or not such income was distributed by the Escrow Agent during any particular year. The Escrow Agent may request specific instructions regarding such reporting from SpaceDev and, in the event of the failure of SpaceDev to reasonably respond to such request within thirty days, the Escrow Agent may, at the expense of SpaceDev, make such request of its tax accountants or counsel. The Shareholder Agent shall provide a completed IRS Form W-8 (an original W-8 is required) or Form W-9 to the Escrow Agent upon the signing of this Agreement. The Escrow Agent may delay accepting any Escrow Cash until the IRS forms have been provided. Each Shareholder, severally but not jointly, covenants and agrees to indemnify and hold the Escrow Agent harmless against all liability for tax withholding or reporting for any payments made by the Escrow Agent to such Shareholder pursuant to this Agreement. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return, other than 1099-INT reporting, with respect to any transaction, whether or not related to the Agreement or any Related Agreements, that occurs outside of the Escrow Account and Expense Fund.

     7.  Miscellaneous.

     7.1 Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) all references in this Agreement to designated "Articles," "Sections" and other subdivisions, or to designated "Exhibits," "Schedules" or "Appendices," are to the designated Articles, Sections and other subdivisions of, or the designated Exhibits, Schedules or Appendices to, this Agreement;

     (b) references to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

     (c) references to any agreement, document or instrument means such agreement, document or instrument as Amended and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, annexes, appendices, exhibits, schedules and other attachments thereto;

     (d) references to "dollars" or "cash", and the "$" symbol, are references to the lawful money of the United States of America;

     (e) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding";

     (f) the words "include," "includes," and "including" shall be deemed to be followed by "without limitation";

     (g)  the  term  "or"  shall  not  be  exclusive;

     (h) pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender;

     (i) whenever the singular number is used, if required by the context, the same shall include the plural, and vice versa; and

     (j) the words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     7.2 Titles and Headings. The section and paragraph titles and headings contained herein are inserted purely as a matter of convenience and for ease of reference and shall be disregarded for all other purposes, including the construction, interpretation or enforcement of this Agreement or any of its terms or provisions.

     7.3 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. Each of the parties hereto acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.

     7.4 Assignment. SpaceDev may assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. Without limiting the generality of Section 1.8, none of the Shareholders or may assign any of its rights or interests or delegate any of its duties or obligations under this Agreement without the prior written consent of SpaceDev. The Shareholder Agent may assign and delegate its rights, powers, obligations and duties under this Agreement only as provided in Section 4.4. The Escrow Agent may assign and delegate its rights, powers, obligations and duties under this Agreement only as provided in Section 5.9. Any purported assignment not in full compliance with this Section 7.4 shall be null and void and of no force or effect ab initio. Subject to the sentence next preceding, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and express beneficiaries hereof and their respective successors and permitted assigns

     7.5 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by SpaceDev, the Shareholder Agent and, if adversely affected thereby, the Escrow Agent; provided, however, that SpaceDev shall have the right to amend Exhibit A by written notice to the Escrow Agent and Shareholder Agent to the extent (i) Exhibit A does not accurately or completely list the shareholders of Starsys or their share ownership immediately prior to the Merger, (ii) any Shareholder changes its current mailing address (it being agreed that the Shareholder Agent may notify SpaceDev from time to time of any changed addresses of Shareholders), (iii) any Shareholder delivers the required stock certificate or affidavit in lieu thereof, or (iv) a Shareholder sells, assigns or otherwise Transfers its interests in the Escrow Account, or any Escrow Cash, Escrow Shares, Permitted Investments or other assets from time to time held therein, as permitted by Section 1.8; provided, further, that any amendment to Exhibit A referred to in clause (i) next preceding shall not be effective absent the written consent of the Shareholder Agent, such consent not to be unreasonably withheld. Any modification, amendment, alteration or supplement to the Merger Agreement which has or may have an adverse effect upon the Escrow Agent shall not be effective for purposes of this Agreement absent the written consent of the Escrow Agent, such consent not to be unreasonably withheld.

     7.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, tribunal or other governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties agree that such governmental body, arbitrator or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

     7.7 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. No waiver by any party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

     7.8 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) upon receipt if sent via registered or certified mail, return receipt requested, in the U.S. mails, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following delivery to a reputable national courier service for overnight delivery; and in each case, addressed to a party (1) with respect to SpaceDev or the Shareholder Agent, at the address set forth for it in Section 11.4 (Notices) of the Merger Agreement, and (2) with respect to the Escrow Agent, at the following address:

                            Zions First National Bank
                            Corporate Trust Division
                            Attention: Bruce F. Lewis, Vice President
                            717 Seventeenth Street, Suite 301
                            Denver, Colorado 80202
                            Tel: (720) 947-7476
                            Fax: (720) 947-7480

Or in each case to such other address or fax number as the party to whom the notice, request, instruction or other document is given may have previously furnished to the other parties in writing in the manner set forth in this
Section  7.8.

     7.9 Governing Law. This Agreement and the performance of the transactions and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California applicable to contracts negotiated, executed and to be performed entirely within such State.

     7.10 Entire Agreement. This Agreement and, to the extent of the definitions defined in the Merger Agreement and used herein, the Merger Agreement, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated by this Agreement. In case of any conflict between the Merger Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

     7.11 Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties to this Agreement, the Parent Indemnified Parties and the

Shareholders, and their respective permitted successors and assigns, and no other Person shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.

     7.12 Jurisdiction; No Jury Trial; Service of Process. The terms and provisions of Section 11.6 (Submission to Jurisdiction; No Jury Trial; Service of Process) of the Merger Agreement are hereby incorporated by reference herein and shall apply to this Agreement mutatis mutandis, as if expressly set forth herein.

     7.13 Submission to Jurisdiction; No Jury Trial. Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in any court of competent jurisdiction in San Diego, California. ALL PARTIES HERETO AND EXPRESS BENEFICIARIES HEREOF HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HERETO AND EXPRESS BENEFICIARIES HEREOF HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     7.14 Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

     7.15 Facsimile Execution. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.


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                                      PAGE 16


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                     SPACEDEV,  INC.

                                                     By:  /s/ Richard B. Slansky
                                                     ---------------------------
                                                         Richard  B. Slansky
                                                         President



                                      SCOTT  TIBBITTS,  as  shareholder  agent

                                                         /s/ Scott Tibbitts
                                                     ---------------------------
                                                         Scott  Tibbitts



                                ZIONS  FIRST  NATIONAL  BANK,  as  escrow  agent

                                                     By:  /s/ Bruce F.  Lewis
                                                     ---------------------------
                                                          Bruce  F.  Lewis
                                                          Vice  President


                                      PAGE 17